Vertiv Declares Quarterly Dividend
COLUMBUS, Ohio (March 7, 2024) – Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.025 per share of the company’s Class A common stock. The cash dividend will be payable on March 28, 2024, to shareholders of record of Class A common stock at the close of business on March 19, 2024.
About Vertiv
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.
Contacts
For investor inquiries:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E: lynne.maxeiner@vertiv.com
For media inquiries:
Sara Steindorf
FleishmanHillard for Vertiv
E: sara.steindorf@fleishman.com
Source: Vertiv Holdings Co